Exhibit 99.1

      Redhook Announces 4th Quarter and Fiscal Year End Results

    SEATTLE--(BUSINESS WIRE)--Feb. 15, 2005--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced a net loss of $638,000, or $0.08 loss per share, for the 2004 fourth quarter, compared to a net loss of $881,000, or $0.14 loss per share, for the 2003 fourth quarter. For the total year 2004, the Company incurred a net loss of $954,000, or a $0.14 loss per share, compared to a net loss of $1,839,000, or a $0.30 loss per share in 2003. Basic loss per share for the fourth quarters of 2004 and 2003 were computed using weighted average shares outstanding of 8.2 million and 6.2 million, respectively. The Company benefited in the fourth quarter of 2004 from its investment in Craft Brands Alliance LLC ("Craft Brands"),a joint venture between the Company and Widmer Brothers Brewing Company ("Widmer") that advertises, markets, sells and distributes the Company's products in the western United States. The Company's fourth quarter 2004 net loss includes a $466,000 share of the profits of Craft Brands.
    The Company reported sales of $7,016,000 and shipments of 47,200 barrels in the fourth quarter of 2004. As compared to sales of $10,099,000 and shipments of 54,600 barrels in the 2003 fourth quarter, sales and shipments in the 2004 fourth quarter decreased 30.5% and 13.6%, respectively. Significantly impacting the comparability of the 2003 fourth quarter sales are the sales of Redhook product to Craft Brands in the fourth quarter of 2004. Redhook sells its product to Craft Brands at a price substantially below historical wholesale pricing levels; Craft Brands, in turn, advertises, markets, sells and distributes the product to wholesale outlets in the western United States through a distribution agreement between Craft Brands and Anheuser-Busch ("A-B"). Redhook shares in the profits of Craft Brands with Widmer. Also impacting comparability of the current quarter's sales is an increase in fees that the Company paid to A-B on sales in the midwest and eastern United States pursuant to the July 1, 2004 distribution agreement with A-B. Redhook continues to sell its product at wholesale pricing levels in the Midwest and eastern United States through sales to A-B.
    Paul Shipman commented, "The lackluster volume in the fourth quarter further reflects the transition of our selling and marketing efforts in the west to Craft Brands as discussed in the previous two quarters' reports. We remain steadfast in our support of this bold initiative and confident in the leadership and steps being taken in support of the Redhook brand by Craft Brands. Additionally, significant steps have been taken to support a pricing strategy that involves a reduction in discounting and price promotion. In the short term, we are seeing a volume decline in markets accustomed to deeper discounts. We are better aligning ourselves with our key competition, market by market. We believe this will contribute to a long-term appreciation of value in the Redhook brand."
    Gross profit declined $1,676,000 to $183,000 in the 2004 fourth quarter from $1,858,000 in the 2003 fourth quarter. The 2004 fourth quarter gross profit margin also declined to 2.9% of net sales from 20.0% of net sales for the comparable 2003 quarter. However, cost of goods sold on a per barrel basis declined slightly, largely attributable to lower freight costs. Freight costs declined by more than half as the cost of shipping Redhook product in the western United States is now borne by Craft Brands, and the Company's effort at streamlining its shipping relationships in the midwest and eastern United States has yielded additional savings.
    The Company's 2004 fourth quarter operating loss was $606,000 compared to a loss of $825,000 in the corresponding 2003 quarter. Selling, general and administrative expenses declined $1,429,000 to $1,255,000 from 2003 fourth quarter expenses of $2,683,000, also declining as a percentage of net sales to 19.8% from 28.9%, respectively. Selling, general and administrative expenses were significantly impacted by the formation of Craft Brands as well as Company efforts to re-focus its sales and marketing spending in its primary markets in the Midwest and eastern United States. All advertising, marketing and selling costs in the western United States are now the responsibility of Craft Brands.
    Results for the year ended December 31, 2004 were also significantly impacted by the transition to Craft Brands made during the third quarter. Sales revenue and volume were down 13.2% and 5.4% to $36,640,000 and 216,400 barrels, respectively. 2004 gross profit declined $3,812,000 from 2003 gross profit, and declined as a percentage of net sales, decreasing to 18.6% from 25.9% in 2003. Cost of sales per barrel sold remained flat as compared to 2003. Selling, general and administrative expenses declined $4,050,000 in 2004 to $7,639,000, representing a 34.6% improvement. As a percentage of net sales, selling, general and administrative expenses also declined to 22.9% in 2004 from 30.2% in 2003. During the last two quarters of 2004, the Company benefited from its investment in Craft Brands through an income distribution of $1,123,000. The Company's operating loss for the two quarters improved $826,000 to $850,000, even with the $535,000 shared formation expenses associated with creating Craft Brands. Interest expense declined $2,000 in 2004 as compared to 2003 due to a declining term loan balance offset by slightly higher average interest rates. Other income (expense) -- net increased $57,000 in 2004 as compared to 2003.
    The Company's effective 2004 tax rate was 3.3%. The Company recorded a valuation allowance equal to its estimated deferred tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.
    The Company's cash balance at December 31, 2004 was $5.6 million, reflecting a decline of $534,000 since December 31, 2003. Principal uses of cash in 2004 included capital expenditures, planned repayments of outstanding debt, an investment made in Craft Brands and the payment of $2.0 million made to A-B under the terms of the exchange and recapitalization agreement with A-B, pursuant to which the shares of its Series B preferred stock held by A-B were retired during the third quarter. During 2004, the Company's capital expenditures totaled $252,000. An additional source of cash was $267,000 received from the issuance of common stock, resulting from the exercise of employee stock options.
    As compared to shipments in January 2004, shipments in January 2005 declined approximately 1.8%. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, February 16, 2005, at 8:30 a.m. PST (11:30 a.m. EST). The purpose of the conference call is to discuss this announcement and the results for the Company's fourth quarter ended December 31, 2004. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook -- Investor Relations -- Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone at 800-901-5241 (passcode 91283638). A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through Craft Brands Alliance LLC, a network of wholesale distributors, and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.


                  REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA
STATEMENTS OF OPERATIONS
                      Three Months Ended              Year Ended
                          December 31,               December 31,
                   ---------------------------------------------------
                        2004         2003         2004         2003
                    -----------  -----------  -----------  -----------
Sales (A)          $ 7,015,894  $10,099,369  $36,639,552  $42,212,771
Less Excise Taxes      666,049      827,939    3,267,513    3,497,714
                    -----------  -----------  -----------  -----------
Net Sales            6,349,845    9,271,430   33,372,039   38,715,057
Cost of Sales        6,167,122    7,412,980   27,171,255   28,701,946
                    -----------  -----------  -----------  -----------
Gross Profit           182,723    1,858,450    6,200,784   10,013,111
Selling, General
 and Administrative
 Expenses            1,254,531    2,683,491    7,639,290   11,689,410
Income from Equity
 Investment in
 Craft Brands
 Alliance              465,578           --    1,123,283           --
Craft Brands
 Alliance Shared
 Formation
 Expenses (B)               --           --      534,628           --
                    -----------  -----------  -----------  -----------
Operating Income
 (Loss)               (606,230)    (825,041)    (849,851)  (1,676,299)
Interest Expense        54,930       44,916      189,662      191,404
Other Income
 (Expense) - Net        32,889       18,498      115,619       58,891
                    -----------  -----------  -----------  -----------
Income (Loss)
 before Income
 Taxes                (628,271)    (851,459)    (923,894)  (1,808,812)
Income Tax
 Provision
 (Benefit)              10,000       29,801       30,000       29,801
                    -----------  -----------  -----------  -----------
Net Income (Loss)  $  (638,271) $  (881,260) $  (953,894) $(1,838,613)
                    ===========  ===========  ===========  ===========
Basic Earnings
 (Loss) per
 Share (C)         $     (0.08) $     (0.14) $     (0.14) $     (0.30)
                    ===========  ===========  ===========  ===========
Diluted Earnings
 (Loss) per
 Share (C)         $     (0.08) $     (0.14) $     (0.14) $     (0.30)
                    ===========  ===========  ===========  ===========
Barrels Shipped         47,200       54,600      216,400      228,800
                    ===========  ===========  ===========  ===========


CONDENSED CASH FLOW DATA
                     Year Ended December 31,
                   -------------------------
                        2004         2003
                    -----------  -----------
Net Income (Loss)  $  (953,894) $(1,838,613)
Depreciation and
 Amortization        2,944,412    3,024,536
Other                  385,775     (399,902)
                    -----------  -----------
Cash Provided by
 Operating
 Activities          2,376,293      786,021
                    -----------  -----------
Cash Used in
 Investing
 Activities           (726,682)    (992,402)
                    -----------  -----------
Cash Used in
 Financing
 Activities         (2,183,339)    (677,621)
                    -----------  -----------
  Increase
   (Decrease) in
   Cash and Cash
   Equivalents     $  (533,728) $  (884,002)
                    ===========  ===========


CONDENSED BALANCE SHEET DATA
                      Dec. 31,     Dec. 31,
                        2004         2003
                   ------------ ------------
Cash and Cash
 Equivalents       $ 5,589,621  $ 6,123,349
Other Current
 Assets              5,028,819    5,275,779
Fixed Assets, Net   63,018,806   65,699,658
Investment in Craft
 Brands Alliance
 LLC                   470,001           --
Other                   20,977       32,256
                    -----------  -----------

  Total Assets     $74,128,224  $77,131,042
                    ===========  ===========
Current
 Liabilities       $ 6,957,928  $ 6,888,416
Long-Term Debt       5,175,000    5,625,000
Deferred Income
 Taxes                 468,798      468,798
Other Liabilities       64,903           --
Convertible
 Redeemable
 Preferred Stock (D)        --   16,232,655
Common
 Stockholders'
 Equity (D)         61,461,595   47,916,173
                    -----------  -----------
  Total
   Liabilities,
   Preferred Stock,
   and Common
   Stockholders'
   Equity          $74,128,224  $77,131,042
                    ===========  ===========

(A) Includes retail and other sales of $1,098,000 and $1,039,000 for the three months ended December 31, 2004 and 2003, respectively; and $4,851,000 and $4,581,000 for the year ended December 31, 2004 and 2003, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands Alliance, the joint sales & marketing organization formed with Widmer Brothers Brewing Company.

(C) Weighted average shares outstanding totaled 8.2 million and 6.2 million for the three months ended December 31, 2004 and 2003, respectively; and 7.2 million and 6.2 million for the year ended December 31, 2004 and 2003. The calculation of adjusted weighted average shares outstanding for purposes of computing diluted earnings per share includes the dilutive effect of all outstanding convertible redeemable preferred stock and outstanding stock options for the periods when the Company reports net income. The convertible preferred stock and outstanding stock options have been excluded from the calculation of diluted loss per share for all periods because their effect is antidilutive.

(D) On July 1, 2004, the Company issued 1,808,243 shares of common stock to A-B in exchange for 1,289,872 shares of Series B Preferred Stock held by A-B. The Series B Preferred Stock was cancelled. Additionally, Redhook paid $2.0 million to A-B in November 2004.


    CONTACT: Redhook Ale Brewery, Incorporated
             David Mickelson, 425-483-3232, ext. 201
             Lorri Jones, 425-483-3232, ext. 124